                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)(1)


                        BALLISTIC RECOVERY SYSTEMS, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                   058659 10 3
                                 (CUSIP Number)


                                 AUGUST 5, 1998
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

         [ ]      Rule 13d-1(b)
         [x]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

----------------------------------------------------              --------------------------------------------------
Cusip No.  058659 10 3                                            Page 2 of 5 pages

--------------------------------------------------------------------------------------------------------------------

1        Name of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)

         DARREL DEAN BRANDT
--------------------------------------------------------------------------------------------------------------------
2        Check the Appropriate Box if a Member of a Group                                                    (a) [ ]
                                                                                                             (b) [X]
--------------------------------------------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4        Citizenship or Place of Organization

         USA
--------------------------------------------------------------------------------------------------------------------
                      5       Sole Voting Power

     Number of                2,032,541
                      ----------------------------------------------------------------------------------------------
      Shares          6       Shared Voting Power

    beneficially              0
                      ----------------------------------------------------------------------------------------------
       owned          7       Sole Dispositive Power

      by each                 2,032,541
                      ----------------------------------------------------------------------------------------------
     reporting        8       Shared Dispositive Power

   person with:               0
--------------------------------------------------------------------------------------------------------------------

9         Aggregate Amount Beneficially Owned by Each Reporting Person

          2,032,541 shares
--------------------------------------------------------------------------------------------------------------------
10        Check Box if the Aggregate amount in Row (9) Excludes Certain Shares*                                  [ ]

--------------------------------------------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row (9)

          36.1%

--------------------------------------------------------------------------------------------------------------------
12        Type of Reporting Person*

          IN
--------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)    Name of Issuer: Ballistic Recovery Systems, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices: 300
             Airport Road, South St. Paul, MN 55075

Item 2(a)    Name of Person Filing:  Darrel Dean Brandt

Item 2(b) Address of Principal Business Office or, if none, residence:

             8603 West First Street
             Cedar Falls, IA 50613

Item 2(c)    Citizenship:  USA

Item 2(d)    Title of Class of Securities:  Common Stock, $0.01 par value

Item 2(e)    CUSIP Number: 058659 10 3


Item 3. If this  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

       (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

       (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

       (g) [ ] A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 2,032,541 shares (includes 40,000 shares issuable upon exercise of currently exercisable options)

         (b)   Percent of class: 36.1%

         (c)   Number of shares as to which such person has:

               (i)      Sole power to vote or to direct the vote: 2,032,541

               (ii)     Shared power to vote or to direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of: 2,032,541

               (iv)     Shared power to dispose or to direct the disposition
                           of: 0

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.   Identification and Classification of Members of the Group.

         Not applicable.

Item 9.   Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certifications.

         (a)   Not applicable.

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief,

the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 11, 1998




                                                     /S/ DARREL DEAN BRANDT
                                                     ----------------------
                                                     Darrel Dean Brandt